EXHIBIT 8.1

April 15, 2008

Genesis Energy, L.P.

500 Dallas, Suite 2500

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of 13,459,209 common units (the “Common Units”). The Common Units represent limited partnership interests of the Partnership to be sold from time to time by selling unitholders of the Partnership as described in the Registration Statement and the prospectus contained therein (the “Prospectus”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” (the “Discussion”) in the Prospectus.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Material Tax Consequences.” In

Genesis Energy, L.P.

April 15, 2008

giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP